Exhibit 10.2

COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT

This COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT (the “Agreement”) is entered into as of the 3rd day of March, 2021 (the “Effective Date”) by and between Longeveron, Inc, a corporation organized under the laws of the State of Delaware and having offices at 1951 NW 7th Avenue, Miami, Florida 33136 (“Longeveron”), and University of Miami, a not-for-profit corporation having an office at 1320 S. Dixie Highway, Gables One Tower #650, Locator Code 2960, Coral Gables, FL 33146 (the “Institution”). Each of Longeveron and Institution are sometimes referred to herein as a “Party” or, jointly, as the “Parties.”

WHEREAS, the Parties wish to collaborate and maintain a positive and productive research and business relationship in the area of cell therapies and regenerative medicine;

WHEREAS, the Parties wish to enter into an agreement that delineates the Parties’ obligations and responsibilities with respect to mutual projects and formal transfer of Institution Innovations between Institution and Longeveron;

WHEREAS, the Parties agree to establish this Agreement for the above mentioned purposes;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	Collaboration.

a.	The Parties desire to collaborate during the Term (as hereinafter defined) in connection with various research and development initiatives, including but not limited to, preclinical research, animal trials, and human clinical trials (each a “Study,” together the “Studies”).

b.	Given the above, this Agreement establishes the general terms and conditions applicable to all Studies between Longeveron and Institution.

i.	The specific requirements for each Study shall be set forth in a work order containing the specifics for the applicable Study (“Work Order”), which Work Order shall be substantially similar to the form attached hereto as Exhibit A. Each Work Order shall identify the specific protocol or scope of work for the Study, the Investigator who shall conduct the relevant Study (“Principal Investigator”), the payments due from Longeveron, and the deliverables to be provided to Longeveron through Institution’s conduct of such Study. The terms of this Agreement are incorporated into each Work Order by reference. In the event of any inconsistency between the Work Order and this Agreement, the terms of this Agreement shall control unless the Work Order states it is to control and states with specificity the terms meant to be changed, in which event such conflicting or inconsistent terms shall only be controlling with respect to that particular Work Order.

ii.	This Agreement shall not apply to a Study, and there shall be no agreement between the Parties with respect to a Study, unless and until (i) a Work Order setting forth the Study-specific activities and terms has been executed by authorized representatives of Longeveron and the Institution, and (ii) the applicable Principal Investigator, an employee of Institution, has read and acknowledged his/her responsibilities under such Work Order.

iii.	Budget. In full consideration for the performance of a Study by Institution, Longeveron shall pay Institution those fees, expenses and costs, at such times and in accordance with such timelines as are set forth in the budget (“Budget”) in the applicable Work Order. Institution and Principal Investigators shall use funds paid by Longeveron solely to conduct the applicable Study under this Agreement.

iv.	Provision of Investigational Product. For any Study where an Investigational Product, as defined in the applicable Work Order and its schedules, is being tested, Longeveron shall provide Institution, at no charge, such quantities of the Investigational Product required for the applicable Study. Institution shall safeguard the Investigational Product with the same degree of care used for its own property, and shall, following completion or termination of the applicable Study, return or otherwise dispose of any unused Investigational Product, at Longeveron’s expense, in accordance with Longeveron’s instructions and applicable law.

c.	Longeveron and Institution shall comply with and conduct all aspects of this Agreement and any Study in compliance with all applicable federal, state, and local laws and regulations.

2.	Disclosure.

a.	Longeveron will disclose all proposed written agreements prior to their execution between the Parties after the Effective Date of this Agreement, whether through the Office of Research Administration, Business Services or other Institution units, to the Institution Provost or Provost’s designee. Institution will evaluate and review each agreement in the context of existing Longeveron agreements to ensure full transparency and alignment between the Parties. Inadvertent failure to disclose a proposed written agreement shall not be a material breach of this Agreement. However, should Longeveron determine after the fact that there is a proposed or actual written agreement that had not been disclosed, then Longeveron shall disclose such agreement to the Institution within five business days of discovery of the lack of disclosure by an officer of Longeveron.

b.	In the event that Longeveron plans to enter into a new disease indication and Longeveron believes that it would be appropriate to share this information with Institution to ensure that there will not be a conflict or appearance of conflict between Institution and Longeveron, and with the goal of managing any conflict or appearance of conflict between Institution and Longeveron, Longeveron may choose, at its sole discretion, to confidentially disclose its intent to work on the new disease indication to the Provost or his/her designee.

i.	The Provost or his/her designee, in consultation with Longeveron, will determine whether or not work in the same disease indication is occurring at Institution and whether there may be a conflict or perceived conflict.

ii.	Longeveron may choose to work with Institution on the new disease indication.

iii.	If Longeveron chooses not to work with Institution on the new disease indication, Longeveron will use its best efforts to ensure that no Institution grants, Institution data (unless publicly available without breach of Section 5 of this Agreement), or other previously unlicensed Institution Innovations will be utilized by Longeveron in connection with its new disease indication.

iv.	In addition to the above, Longeveron also agrees to confidentially disclose, at its sole discretion, when it believes there may be a conflict or perceived conflict, any and all work (e.g., research, studies, clinical trials, etc.) it is performing, or intends to perform, with entities that are currently collaborating with Institution personnel to perform or assist with ongoing research and clinical trials involving (a) culture-expanded, mesenchymal stem cells for aging-related frailty developed and used by Institution’s Interdisciplinary Stem Cell Institute (the “IMSCs”) and/or (b) any other Institution Innovations licensed to Longeveron.

v.	University and Institution each warrant that their respective employees are bound by, and obligated to perform under, their guidelines, policies and procedures, including any required conflict of interest and innovation disclosures. In those cases in which any person is employed by both University and Institution, then in such cases, the person shall be bound by the guidelines, policies and procedures of both employers.

vi.	For the avoidance of doubt, Longeveron is not required to obtain Institution’s authorization to proceed with the work described in this Section 2(b). Rather, this Section is aimed at making best efforts to ensure that all conflicts or perceived conflicts of interest are properly managed.

3.	Steering Committee. A Steering Committee (the “CRADA Committee”) will be established to govern the implementation of the CRADA, as follows:

a.	The CRADA Committee will include three (3) voting representatives from each Longeveron and Institution (for a total of six (6) members), and the Parties will each designate a Lead Representative to serve on the CRADA Committee.

b.	The Provost or his/her designee will manage and run the CRADA Committee meetings as a non-voting member.

c.	Independent of funding source, the CRADA Committee will establish a formal process for agreed-upon sharing and transfer of data, investigational new drug applications (“INDs”), materials or other Innovations from Institution to Longeveron within sixty (60) days of the Effective Date. To facilitate this process, Institution and Longeveron will execute a Business Associate Agreement (“BAA”), material transfer agreement (“MTA”), or other agreement(s), as appropriate.

d.	Once the formal procedures are established, the CRADA Committee will meet twice a year and/or as needed to review and discuss:

i.	Proposed Studies to be sponsored by Longeveron;
ii.	Other Institution Innovations that Longeveron is interested in licensing;
iii.	Longeveron inventions and Longeveron Innovations that UM would be interested in using for its research purposes; and
iv.	Plans to ensure the protection of the rights of all innovators.

4.	Term. The term of this Agreement shall commence upon the Effective Date of this Agreement and terminate five (5) years thereafter (the “Term”) unless sooner terminated in accordance with Section 8 herein. This Agreement shall be renewable upon the mutual written agreement of both Parties (“Renewal Period”). Upon expiration of this Agreement and any Renewal Periods, no new Work Orders shall be entered into between the Parties. Notwithstanding the foregoing, the terms of this Agreement and any Renewal Period shall survive until the completion of each Work Order(s) executed prior to expiration of this Agreement or any Renewal Period with respect to that Work Order, and such Work Order(s) shall continue to be subject to this Agreement or any Renewal Period until such Work Order(s) are completed or terminated in accordance with the terms therein.

5.	Confidentiality.

a.	Each of the Parties acknowledges that it may be necessary to disclose information to the other which the disclosing Party considers proprietary or confidential in order for each of the Parties to perform its obligations under this Agreement (“Confidential Information”). To preserve the proprietary or confidential nature of such Confidential Information, each Party as a disclosing Party agrees: (i) to use reasonable efforts to clearly mark the term “CONFIDENTIAL” on its Confidential Information upon disclosure to the other Party when such disclosure is made in tangible form or (ii) in the case of oral or other intangible disclosures, to use reasonable efforts to indicate the confidential nature of such information in a written summary clearly marked as “CONFIDENTIAL” and transmitted to the other Party within thirty (30) days of the intangible disclosure provided that, the failure to do either (i) or (ii) above shall not destroy the confidential nature of the Confidential Information when the confidential nature would be reasonably recognized by the receiving Party from the subject matter or subject type of the information disclosed and such information shall be deemed confidential.

b.	The Parties shall protect and maintain the confidentiality of the Confidential Information and shall use the same degree of care to protect the Confidential Information that each Party uses to protect its own information of a confidential and proprietary nature, but in no event less than a reasonable degree of care. Each Party agrees (i) not to use or disclose any Confidential Information for any purpose outside the scope of this Agreement, (ii) not to reveal the Confidential Information except to its employees, directors, officers, consultants and staff who have a need to know for the purpose of this Agreement and the receiving Party agrees that such employees, directors, officers, consultants and staff are bound by confidentiality obligations at least as stringent as those contained herein, and (iii) except as otherwise authorized by the other Party in writing, not to disclose any Confidential Information to any third party.

c.	The Parties’ obligation of non-disclosure shall not apply to any or all information that:

i.	is or becomes public knowledge through no breach of this Agreement by receiving Party;
ii.	is disclosed to receiving Party by a third party entitled to disclose such information without known obligation of confidentiality;
iii.	is already known or is independently developed by receiving Party without use of disclosing Party’s Confidential Information as shown by receiving Party’s contemporaneous written records; or
iv.	is released with the prior written consent of the disclosing Party.

d.	Receiving Party may disclose Confidential Information if required to be disclosed due to applicable law, court order, statute, or regulation to the extent:

i.	the receiving Party provides the disclosing Party with written notice of such obligation promptly (prior to the date of legally required disclosure if practicable) so that the disclosing Party can seek to limit the extent and conditions of such required disclosure; and provided that

ii.	the receiving Party only discloses that portion of the Confidential Information it is legally compelled to disclose.

e.	The Parties acknowledge and agree that a breach of the provisions of this Section 5 might result in immediate and irreparable harm to the business and goodwill of the other Party and that damages, if any, and remedies at law for such breach might be inadequate and not readily determinable. Upon a breach or threatened breach or violation of the provisions of this Section 5 the disclosing Party shall be entitled to seek from a court of competent jurisdiction equitable relief by way of a temporary or permanent injunction to restrain any further breach or violation and such relief as the court may deem just and proper at law or in equity.

f.	The provisions of this Section shall survive: (i) for a period of five (5) years after termination or expiration of this Agreement or any Renewal Period for any Confidential Information disclosed under this Agreement (and not directly related to a specific Work Order); or (ii) for a period of five (5) years after termination or expiration of the Work Order under which the Confidential Information was disclosed.

6.	Publication Rights. Institution shall have publication privileges in reference to any Study under this Agreement. Longeveron agrees that the Institution and the Principal Investigator for the Institution shall be permitted to publish in journals, theses, dissertations, or other formats of their own choosing, and to present at symposia and national or regional professional meetings, the methods and results of the Study, subject to the following.

a.	At least thirty (30) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party, Institution shall furnish Longeveron copies of the proposed publication, abstract, theses, dissertations or presentation. The purposes for such prior submission are: (i) to provide Longeveron with the opportunity to review and comment on the contents of the proposed publication or presentation; (ii) to identify any Confidential Information of Longeveron to be deleted from the proposed publication or presentation; and (iii) to allow time for any patentable subject matter to be identified. Longeveron shall provide any comments to Institution within thirty (30) days of receipt of the proposed publication or presentation. Institution shall give due consideration to any comments made by Longeveron; however, Institution shall have no obligation to incorporate Longeveron’s comments into the publication.

b.	Institution hereby agrees to delete from the proposed publication any Confidential Information of Longeveron which Longeveron requests Institution to delete. For the avoidance of doubt, Institution is not required to delete Study results as long as Institution does not disclose Confidential Information requested to be deleted by Longeveron.

c.	Longeveron shall have thirty (30) days after receipt of the proposed publication or presentation to object to the proposed publication or presentation on the grounds that there is patentable subject matter that needs protection. In the event Longeveron makes such objection, Institution shall refrain from making such publication or presentation for no longer than sixty (60) days from the date of receipt of such objection (unless extended by written agreement of the Parties) in order for patent application(s) directed to the patentable subject matter contained in the proposed publication or presentation to be filed.

d.	In any publication in connection with the Study, Institution shall acknowledge the contributions of Longeveron as scientifically appropriate.

7.	Innovation Rights.

a.	Innovations are defined as patentable or un-patentable inventions, discoveries, processes, compositions, research tools, data, ideas, databases, know-how, copyrightable works that are not scholarly or artistic Creations and tangible property, including biological organisms, engineering prototypes, drawings, and software created, conceived or made by either Party within normal duties (including clinical duties), course of studies, field of research or scholarly expertise or making more than incidental use of that Party’s resources.

b.	For clarity, and except as otherwise expressly provided in this Agreement, neither Longeveron nor the Institution transfers under this Agreement to the other Party any Innovations owned or controlled by such Party as of the Effective Date of this Agreement; any existing Longeveron Innovations and Institution Innovations, respectively, shall remain their separate property, respectively, whether or not protected by patent or other intellectual property rights.

c.	For Innovations conceived, first reduced to practice or otherwise discovered or developed by either Party or any of such entity’s personnel, whether patentable or not, in direct connection with or in the direct performance of the collaborative activities under this Agreement, and subject to the terms of the EXCLUSIVE LICENSE AGREEMENT, the AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT dated December 11, 2017 (the “First Amendment”) and the AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT dated March 3, 2021 (the “Second Amendment”): i) Longeveron shall own all Innovations that are conceived, first reduced to practice, or otherwise discovered or developed by Longeveron or any of its personnel (“Longeveron Innovations”); (ii) Institution shall own all Innovations that are conceived, first reduced to practice, or otherwise discovered or developed by Institution or any of its personnel (“Institution Innovations”); and (iii) title to any Innovations made jointly by Institution and Longeveron will be determined according to U.S. patent law (“Joint Innovations”); if necessary, the Parties shall select and equally pay for an acceptable third party to determine inventorship of any Joint Innovations.

d.	With respect to each Institution Innovation and Joint Innovation, Institution hereby grants to Longeveron an option to negotiate in good faith with Institution for a non- exclusive or an exclusive (at Longeveron’s discretion), royalty-bearing, worldwide license under Institution’s interest in Institution Innovation and/or Joint Innovation to develop, make, have made, offer for sale, sell, have sold and import products in a field or fields to be agreed upon by the Parties on terms that are commercially reasonable to the industry; provided, however, that no such license will include any grant of exclusive rights that would be inconsistent with the National Institutes of Health’s Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources, as published at 64 Fed. Reg. 72090 (December 23, 1999), and as may be amended from time to time. Longeveron’s option right commences when Institution notifies Longeveron of such Institution Innovation or Institution’s claim of rights to a Joint Innovation, and expires thirty (30) days later (“Option Period”). Longeveron may exercise its option right by written notice to the Institution’s Office of Technology Transfer during the Option Period. If Longeveron does not exercise its option right during the Option Period, Institution may license its commercial rights under the relevant Institution Innovation to any third parties. If Longeveron exercises its option right, Institution and Longeveron shall negotiate in good faith a license agreement with commercially reasonable terms. If the Parties fail to execute a license to Institution Innovation or to Institution’s rights in Joint Innovation within four (4) months after Institution’s notifying Longeveron of such Innovation, Institution has no further obligation to Longeveron for that Innovation.

e.	Subject to pre-existing third party and/or US government rights, and consistent with all other applicable state and federal laws and regulations, Longeveron will be entitled to the following:

i.	A right of first refusal to negotiate an exclusive license for Institution Innovations arising from research sponsored by Longeveron, with royalty ranges based upon the standard IP value at the time of licensing. The Parties are amenable to having a mutually acceptable, objective third party to determine the royalty fees to be paid by Longeveron.

ii.	For any Study sponsored by Longeveron, all participants/potential inventors/Study personnel must be informed up front regarding Longeveron’s right of first refusal to potential Innovations arising from the applicable Study.

iii.	For Institution Innovations that arise out of Studies that are not sponsored by Longeveron, Longeveron may propose terms for an exclusive license, but Longeveron would not be entitled to a right of first refusal for these Innovations.

8.	Termination.

a.	Termination of this Agreement. Should either Party wish to terminate this Agreement, it shall provide written notification to the CRADA Committee detailing its concerns or reasons for termination. The CRADA Committee shall review such details and within thirty (30) days of receipt of the written termination notice propose a potential plan to address the terminating Party’s concerns or reasons for termination. The terminating Party shall consider in good faith such plan and, if it determines that such plan is suitable, shall work with the CRADA Committee to implement the plan. However, notwithstanding the foregoing, should the terminating Party determine such plan is not suitable or does not address its concerns or reasons, it may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party and the CRADA Committee. Notwithstanding the above, any Party has the right to terminate this Agreement for its convenience upon sixty (60) days’ prior written notice to the other Party.

b.	Effect of Termination of this Agreement. Upon termination of this Agreement, no new Work Orders shall be entered into between the Parties. Notwithstanding the foregoing, the terms of this Agreement shall survive to complete any Work Order(s) executed prior to termination of this Agreement, and such Work Order(s) shall continue to be subject to this Agreement until such Work Order(s) are completed or terminated in accordance with the terms therein.

c.	Termination of any Work Order. Should either Party wish to terminate any Work Order, it may do so by providing written notice to the other Party.

d.	Effect of Termination of any Work Order. In the event that any Work Order and the applicable Study is terminated prior to its completion, Longeveron shall pay to the Institution the total sums payable as detailed in the applicable Work Order to this Agreement for the actual work performed as of the date of termination and all reasonable and necessary non-cancelable expenses, with any unexpended funds previously paid by Longeveron to Institution being promptly refunded to Longeveron within sixty (60) days of termination of the Work Order. Termination of a Study shall not result in the termination of the Agreement.

e.	For the avoidance of doubt, the termination of any other agreement between Institution and Longeveron will be addressed within the terms and conditions of that other agreement. Termination of this Agreement will not affect the status of those other agreements, and termination of those other agreements will not affect the status of this Agreement.

9.	Survival. Termination or expiration of this Agreement will not affect the rights and obligations of the Parties accrued prior to the termination hereof. The provisions of Section 5, entitled “Confidentiality”, Section 7, entitled “Innovation Rights”, Section 9, entitled “Survival”, Section 10, entitled “Indemnification, Insurance and Subject Injury”, Section 12, entitled “Publicity”, Section 15, entitled “Governing Law” and Section 16, entitled “Miscellaneous” shall all survive termination or expiration of this Agreement.

10.	Indemnification, Insurance and Subject Injury.

a.	Longeveron Indemnity. Longeveron agrees to defend, indemnify, and hold harmless the Institution and its medical affiliates and affiliated hospitals, and each of their trustees, officers, directors, governing bodies, subsidiaries, affiliates, investigators, employees, institutional review board (“IRB”) members, agents, successors, heirs and assigns (collectively referred to as “Institution’s Indemnitees”), from and against any third party claims, loss, damage, cost and expense of claims (including reasonable attorneys’ fees) and suits alleged to be caused by or arising from (a) the conduct of a Study (and in the case of clinical research, any procedures properly performed in accordance with the Protocol); (b) the negligent acts or omissions of Longeveron; (c) Longeveron’s failure to adhere to the terms of this Agreement and/or any applicable Work Order; and/or (d) Longeveron’s use of Institution Innovations.

b.	Institution Indemnity. Institution agrees to defend, indemnify, and hold harmless Longeveron and its trustees, officers, directors, successors, heirs and assigns (collectively referred to as “Longeverons’s Indemnitees”), from and against any third party claims, loss, damage, cost and expense of claims (including reasonable attorneys’ fees) and suits alleged to be caused by or arising from (a) the negligent acts or omissions of Institution; and/or (b) Institution’s failure to adhere to the terms of this Agreement and/or any applicable Work Order.

c.	The indemnified Party shall give notice to the indemnifying Party promptly upon receipt of written notice of a claim for which indemnification may be sought under this Agreement, provided, however, that failure to provide such notice shall not relieve indemnifying Party of its indemnification obligations except to the extent that the indemnifying Party’s ability to defend such claim is materially and adversely affected by such failure. Indemnifying Party shall not make any settlement admitting fault or incur any liability on the part of the indemnified Party without indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall cooperate with indemnifying Party in all reasonable respects regarding the defense of any such claim, at indemnifying Party’s expense. The indemnified Party shall be entitled to retain counsel of its choice at its own expense. In the event a claim falls under the above indemnification clauses, in no event shall the indemnified Party compromise, settle or otherwise admit any liability with respect to any claim without the prior written consent of the indemnifying Party, and such consent not to be unreasonably withheld or delayed.

d.	Limitation of Liability. EXCEPT FOR THE PARTIES’ OBLIGATIONS TO INDEMNIFY EACH OTHER PURSUANT TO THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

e.	Insurance.

i.	Longeveron shall maintain the following minimum levels of insurance or self-insurance: (1) Workers’ Compensation insurance with statutory limits; (2) Employers Liability insurance with limits of not less than $1,000,000 per occurrence; (3) Commercial General Liability insurance, including blanket contractual liability, with limits of not less than $2,000,000 per occurrence and $2,000,000 in the aggregate; and (4) Product Liability insurance with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. Upon written request, Longeveron shall provide a Certificate of Insurance to Institution.

ii.	Institution and its employees shall at all times be covered by General Liability Insurance, with limits of coverage no less than $2,000,000 per occurrence and $2,000,000 annual aggregate and Professional Liability Insurance with limits of coverage no less than $1,000,000 per occurrence and $3,000,000 in the annual aggregate. Institution may meet these insurance coverage requirements by self-insured retention coverage, commercial insurance coverage, or a combination thereof. Evidence of such coverages shall be furnished to Longeveron upon request.

f.	Subject Injury (applicable only for Studies that involve Human Subjects). If a Study subject suffers an adverse reaction, illness, or injury which, in the reasonable judgment of Institution, was directly caused by a Study drug or Study device or any properly performed procedures required by the Protocol, Longeveron shall reimburse for the reasonable and necessary costs of diagnosis and treatment of any Study subject injury, including hospitalization, but only to the extent such expenses are not attributable to (i) Institution’s negligence or willful misconduct; or (ii) the natural progression of an underlying or pre-existing condition or events, unless exacerbated by participating in the Study.

11.	Representations.

a.	Each Party hereby represents to the other Party that:

i.	the Party has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement;

ii.	the execution, delivery and performance by each Party does not contravene or constitute a default under any provision of applicable law or its organization documents or under any agreement, judgment, injunction, order, decree or other instrument binding upon said Party; and

iii.	all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof, if any, will have been complied with, and no other action by or with respect to, or filing with, any governmental authority or another person is required in connection with the execution, delivery and performance of this Agreement.

12.	Publicity. Neither Party shall, without the prior written consent of the other Party, use the name of the other Party, nor of any member of the other Party’s staff, any employee or student of the other Party, nor any of the other Party’s trademark, logo, symbol, or other image or trade name of the other Party, nor any adaptation of any of the foregoing, in connection with any products, promotion, articles, press release or other commercial communication or advertising without the prior written approval of the other Party.

13.	Notice. Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either Party shall designate by written notice to the other Party.

In the case of Institution, to:

University of Miami

Attention: Office of Research Administration

Brandon Strickland, CRA, JD

1320 S. Dixie Highway,

Gables One Tower, Suite # 650,

Coral Gables, FL 33146

and

University of Miami

Attention: U Innovation

Norma Sue Kenyon, Ph.D.

Chief Innovation Officer & Vice Provost for Innovation

1951 NW 7th Avenue, Suite 310, Locater Code: C234

Miami, FL 33136

With copy (which shall not constitute notice) to

University of Miami

Attention: Office of the General Counsel

1320 S. Dixie Highway,

Gables One Tower, Suite # 1250,

Coral Gables, FL 33146

In the case of Longeveron, to:

Longeveron, Inc

Geoff Green

President

1951 NW 7th Avenue

Miami, FL 33136

and

Longeveron, Inc

Paul Lehr

General Counsel

1951 NW 7th Avenue

Miami, FL 33136

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida notwithstanding any conflicts of laws principles to the contrary, and any suit to enforce the terms of this Agreement or otherwise arising under this Agreement, shall be brought in the federal or state courts located within the City of Miami, State of Florida, USA.

16.	Miscellaneous.

a.	Independent Contractor.

i.	Each of the Parties is an independent contractor and agrees and represents to the other that, except as contemplated by the provisions of this Agreement, neither will attempt at any time to exercise any significant degree of control over the other’s efforts in connection with this Agreement.

ii.	Nothing in this Agreement shall be construed to create a partnership or joint venture between the Parties; nor shall Party’s employees, agents or representatives be considered the employees, agents or representatives of the other by virtue of this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligation on behalf of, or in the name of, the other, or to bind the other to any contract, agreement or undertaking with any third party.

b.	Entire Agreement. This Agreement, together with all attachments and exhibits, constitutes the entire agreement and understanding between the Parties and supersedes any prior or contemporaneous negotiations, agreements, understandings, or arrangements of any nature or kind with respect to the subject matter herein and may only be amended by written agreement by and between the Parties. In the event of any inconsistency between this Agreement or any attachments and exhibits, the terms of this Agreement shall govern.

c.	Waiver. Neither Party waives its right to enforce any and all provisions of the Agreement at any time during the Term. Either Party’s failure to enforce any provision shall not prejudice such Party from later enforcing or exercising the same or any other provision of the Agreement.

d.	Modifications. This Agreement may not be changed, altered, modified, amended, rescinded, canceled or waived except by a writing executed by authorized representatives of the Parties.

e.	Binding Agreement on Successors. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the above, this Agreement may be assigned by Institution or Longeveron to a wholly owned subsidiary without consent, but with thirty (30) days’ prior written notice to the other Party.

f.	Headings. Headings are for convenience of reference only, and not for interpreting the provisions of the Agreement.

g.	Counterparts. Execution signatures to this Agreement may be exchanged as scanned e-mail attachments and all signatures so exchanged shall be considered as original for all purposes. Facsimiles or scanned copies of signatures or electronic images of signatures shall be considered original signatures unless prohibited by applicable law. This Agreement may be executed in counterparts, and by either Party on a separate counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Longeveron, Inc.

By:	/s/ Geoff Green
Name:	Geoff Green
Title:	Chief Executive Officer
Date:	March 14, 2021

University of Miami

By:	/s/ K. Brandon Strickland
Name:	Brandon Strickland
Title:	Executive Director, Office of Research Administration
Date:	March 3, 2021

Exhibit A

Work Order Template

WORK ORDER

This Work Order is made pursuant to the COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT entered into by and between Longeveron, Inc, a Delaware corporation whose principal place of business is at 1951 NW 7th Avenue, Miami, Florida 33136 (“Longeveron”), and the University of Miami, having an address at 1320 S. Dixie Highway, Gables One Tower #650, Locator Code 2960, Coral Gables, FL 33146 (the “Institution”) dated (the “Agreement”) which is incorporated by reference herein and made part of this Work Order.

PROJECT INFORMATION

Principal Investigator:
Protocol/Study #:
Study Type:	☐ Applied Research ☐ Basic Research ☐ Animal Research ☐ Human Subject Research ☐ Clinical Trial
Effective Period Start Date: Termination Date:

NOTICE

In addition to Notices provided under Section 13 of the Agreement, the following notices shall be provided pursuant to this Work Order in accordance with the terms outlined in Section 13 of the Agreement:

For Institution Principal Investigator:

MODIFICATIONS AND ADDITIONAL TERMS FOR THIS WORK ORDER (if none, add “N/A”)

LIST OF ATTACHMENTS AND PROTOCOL

COSTS AND PAYMENT

A. Payment shall be made to the Institution in accordance with the Schedule A appended hereto and incorporated herein by reference.

B. Each check will be made payable to University of Miami, will reference the Protocol number and will be mailed to the address set forth in Schedule A. The Institution’s Tax Identification Number is 59- 0624458.

IN WITNESS WHEREOF, the Parties have executed this Work Order by their duly authorized officers or representatives.

UNIVERSITY OF MIAMI	LONGEVERON, Inc.

Signed	Signed
Name:	Name:
Position:	Position:

Dated:	Dated:

READ AND UNDERSTOOD:
PRINCIPAL INVESTIGATOR

I have read this Work Order and the
Collaborative Research and Development
Agreement, and I understand and accept
my obligations hereunder.

Signed
Name:
Dated:

Schedule A

Protocol/Statement of Work

Schedule B

Budget